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                                                              Exhibit 99

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news release

Contact: R. Jeep Bryant
	 212-635-1569


For Immediate Release


     John M. Liftin to Join The Bank of New York Company, Inc.
        As Vice Chairman, General Counsel and Secretary

NEW YORK, April 18, 2005 - The Bank of New York Company, Inc., a global leader in securities servicing, announced today that John M. Liftin will be joining the Company as Vice Chairman, General Counsel and Secretary.

Mr. Liftin will join from Prudential Financial, Inc., where he has served as General Counsel since 1998. His prior positions include General Counsel for Kidder Peabody Group, Inc. and partner in the Washington, D.C. office of the law firm Rogers & Wells. Mr. Liftin also worked at the Securities and Exchange Commission, where he served as Associate Director of the Division on Market Regulation and Special Counsel to Chairman
William J. Casey.

"John will bring extensive experience in corporate and financial law, regulatory affairs and the securities markets to this important leadership function," said Chairman and Chief Executive Officer Thomas A. Renyi.
"He will lead our ongoing efforts to set the standard for appropriate governance and business practices in a rapidly evolving marketplace."

Mr. Liftin is a member of the Legal Advisory Committee of the New York Stock Exchange and is a former chair of the American Bar Association's Committee on the Federal Regulation of Securities. He currently chairs
The Pro Bono Partnership, an organization that provides free legal services to nonprofit organizations serving the public interest.

Mr. Liftin graduated with honors from the Columbia University School of Law, where he was a Stone Scholar, and he holds a B.A. degree from the University of Pennsylvania.

The Bank of New York Company, Inc. (NYSE: BK) is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide.
The Company has a long tradition of collaborating with clients to deliver innovative solutions through its core competencies: securities servicing, treasury management, investment management, and individual & regional banking services. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.

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